EXHIBIT 99.2

Conference Date: July 23, 2014
Conference Time: 10:30am ET
Moderator: Michael Yates
Title: Second Quarter 2014 Earnings Release
Number of pages: 50

Operator: Greetings, and welcome to the IDEX Corporation's Second Quarter 2014 Earnings Conference Call.
At this time, all of the participants are in a listen-only mode.
A question-and-answer session will follow the formal presentation.
If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad.
As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host Michael Yates, Vice President and Chief Accounting Officer.
Thank you. You may begin.
Mr. Michael Yates: Thank you, Jessie.
Good morning, everyone. This is Mike Yates, Vice President, Chief Accounting Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX second quarter financial highlights.
Last night, we issues a press release outlining our company's financial and operating performance for the three-month period ending June 30th, 2014.
The press release along with the presentation slides to be used today during today's Webcast can be accessed on our company's Website at www.idexcorp.com.
Joining me today is Andy Silvernail, our Chairman and CEO, and Heath Mitts, our Chief Financial Officer.

The format for our call today is as follows. We will begin with Andy providing an update on the corporation's strategic priorities. And then we will review the second quarter financial results.
He will then walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the third quarter and full-year 2014.
Following our prepared remarks, we'll then open the call for your questions.
If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number (877) 660-6853 and entering conference ID 13583593, or you may simply log onto our company's homepage for the Webcast replay.
As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the safe harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.
With that, I'll turn our call over to our Chairman and Chief Executive Officer Andy Silvernail.
Mr. Andy Silvernail: Thanks, Mike. And I appreciate everybody joining us here this morning for our second quarter, uh, call and results.
Um, before I get into the results, as Mike said, I'm just going to take a minute and talk about, uh, how we're doing on our strategic priorities that we've outlined here, uh, throughout this year.
And we're really going to talk about, um, the three things that matter to us most. Number one is driving organic growth around our core customers and our core products, uh, focused execution around that constituency, and also a very disciplined capital deployment.
So, first, uh, let me talk about organic growth, a really nice story here in the first half of the year. Uh, we had 7 percent organic order growth in the second quarter and 4 percent organic sales growth.
And for the first half of the year, we're up about 6 percent, uh, year on year from an organic growth, uh, top line.

And I think the teams have done, uh, a very nice job of building momentum, uh, as we look at the, uh, top-line, uh, capabilities.
There are really three things that are driving our improving organic growth. Um, the first one is very deep market customer and product segmentation where we're driving that--um, the most attractive growth opportunities and the most attractive profit pools.
The second is a deep product line strategy. And we're really looking here product line by product line at how do we drive, uh, relative competitive advantage and focus on the applications where we can develop a unique solution for a difficult customer problem.
And then finally, it's about cap--it's about allocation, so smart people, capital, and operating expense allocation around those critical priorities and the most attractive opportunities.
And you know, internally and externally, we've talked a lot about the idea of making our own luck. And that's what this is about. This is about, uh, moving resources and people to the things where we think we can differentiate the most and where we can drive, uh, organic growth.
The bottom line is I think the markets continue to be challenged out there in the world. Uh, and we're not going to wait for--uh, for some, uh, external tailwind.
Um, uh, in a second, I'm going to take some time and talk about some of the smart investments that I think we're making, um, that's driving some of the results.
Um, but I think, uh, you know, of note, you know, we've spent $23 million of capital this year, uh, through one half of the year, where last year we spent 32 million for the whole year.
Um, and--uh, and it is driving results. And we're raising our overall growth estimate. Uh, we believe will come in at about 5 to 6 percent in organic growth this year. And we're also raising our EPS estimate. And we believe we'll finish, uh, in the 350 to 355 range.
Our second priority, uh, is really executing, uh, around these core customers and core products. And, uh, you know, for me, uh, execution is really about building a culture.

And it's building a culture of trust where you're making and keeping promises for your customers, for your shareholders, and also for your people internally.
And that in and of itself is the first pillar to organic growth. And we talk, uh, you know, internally about earning the right to grow. And when we drive down lead times, we improve quality, uh, we improve our overall cost position, um, we put ourselves in a nice competitive, uh, situation, in a nice situation to continue to expand profitability.
And in the second quarter, you saw operating, uh, flow-through, operating profit flow-through of 44 percent. Uh, that was up from the 39 percent flow-through in the first quarter. Uh, and it was also 130-basis-point improvement for the year, so, uh, I think a really nice example about executing on that strategy.
And our final strategic priority is very disciplined capital deployment. And I spoke a moment ago about, you know, the first choice of capital deployment is about driving organic growth because the returns are outstanding. Um, the hit rates are very good.
Um, and I just want to take a second and just talk about some examples of where we're making some investments, uh, last year, this year, and how they're paying off.
Um, one of those examples is in our Viking business, uh, out in Cedar Falls, Iowa. Um, they've done a very, very nice job, uh, of making investments in R&D capabilities, um, for new products, uh, in adjacent markets. And we're starting to see some benefits of that now. And we think we'll see some very nice benefits, uh, in 2015 and beyond.
Um, we've also made, uh, tooling and equipment purchases across the business. But, I think two that are particularly interesting, uh, one was for our dispensing business, where we made, uh, investments in laser-automated sheet--uh, sheet-metal cutters.
And while that may sound mundane, um, and what it does is it tremendously increases efficiency for that business. Um, it allows us to--uh, to meet, uh, some of the exceptional demand that's been out there.

And--uh, and it also, uh, really, uh, drives down lead times, um, and again, kind of back to that, uh, story of execution, it allows us to do that.
In our scientific fluidics business, uh, we've just recently expanded our 3D printing capability, um, around rapid prototyping. And so, as you know, uh, in this business, uh, so much of it is about getting on new programs that will launch, uh, you know, two or three years from now.
Um, and there's a critical piece of that new product cycle where you have to turnaround prototypes very, very quickly.
And we have some customers, because of their, uh, exceptional growth rates, uh, who need rapid prototyping. And we're able to take that from weeks to literally days, uh, with 3D printing capabilities.
Uh, we've also continued to make investments in our, uh, fire suppression business. Uh, one of the great success stories this year, and I'll talk about it in a minute, is our trailer business.
Um, and we have made R&D capabilities, production capabilities, um, and technology investments that have paid off.
Uh, you know, and finally, um, you know, we continue to invest, uh, commercially, uh, in the Middle East.
In Latin America, uh, we're expanding our commercial operations, and we're seeing benefits, uh, throughout the business.
So, you know, I think all of those investments, uh, they put us in a position, um, uh, to grow now and to grow into the future. Um, and then we kind of get into our other capital choices.
Um, you know, as an example, we took our dividend up in the first quarter 22 percent, uh, so, 28 cents a share. Uh, and we'll continue to--uh, to payout about 30 percent of our, uh, net income to dividends.
We've also continued our share repurchase plan. Uh, we'll--we should net out at about 1 percent this year, um, and from those efforts.

Um, and--uh, and we continue to pursue M&A opportunities. Um, it's a very active environment out there. I think, as you all know, uh, valuations remain--uh, remain pretty high.
Um, but, we've maintained a very solid funnel. And I'd say we've got five or six things that are in, uh, you know, uh, pretty, uh, late-stage, uh, discussions that we're having.
But, uh, it's a unique environment, uh, because it's definitely a seller's market. And you've got to be smart about how you deploy your capital in M&A.
We did close on the Aegis acquisition, uh, here in April. Um, and this is really around the chemical and the petrochemical industries in the Gulf of Mexico.
Um, Aegis is based in Baton Rouge. Um, and, uh, we've already started investments to expand the business.
We're going to open up a facility in Houston. Uh, and really, it's about being close to your customers for very quick turnarounds in product development, uh, and--uh, and excellence in service and supply.
Um, let me just take a second now and talk about what we're seeing around the world. And then I'll get into the specific results for the quarter.
Um, a few observations that we had. North America, demand continues to be positive, uh, especially in our short-cycle industrial businesses. Um, and, uh, we haven't seen any indication of a slowdown, uh, in the U.S. And so, we feel good about the second half.
Uh, China, uh, the word we're using is uninspiring. Uh, it's been volatile here for --uh, um, for, you know, uh, over a year. Um, and, uh, so, it's still growing. But, it's much slower than we would--uh, we would want. And we think the volatility's going to continue through the second half of the year.
However, we need to be in that region. It's an important, uh, piece of business for us. We're going to live with the volatility, and we're going to continue to invest.
Um, Europe, uh, is a good trend still. Uh, it continues to be positive, uh, particularly in Western Europe and the northern part of--uh, of the region.

Um, that said, we have started to see some impact from what--some of the things that are going on in the eastern part of the continent. And we're mindful of that.
We don't have a lot of business in Russia or that goes into the Ukraine. But, we're mindful about the business that we do have.
And we're also mindful about how that could cause issues throughout the rest of the region.
So, overall, I feel good about the quarter. I think the outlook is stable with a few pockets of concern. Um, and I think we've got really nice momentum going into the second half of the year.
All right. Let me switch gears here and talk about, uh, the second quarter results. I'm on slide four.
Um, as I said before, uh, organic orders were up 7 percent. And we've built about $5 million of backlog, uh, coming into the third quarter.
Revenue was at $547 million, up 5 percent and up 4 percent organically.
Uh, operating margins were at 20.5 percent and 130-basis-point expansion over last year.
And we saw the improvements really coming from productivity, um, and our ability to leverage some volume.
Uh, but, a lot of it is just coming from, uh, complexity reduction, waste elimination, and our ability to--uh, to execute for our customers.
Uh, free cash flow, that was down from last year. Uh, but, we still delivered over 100 percent free cash flow conversion.
Um, a couple of things that were--that I think are of note. Uh, number one, as I mentioned before, we have increased our overall organic investments here in the first half of the year.
And there was some timing of payments in terms of tax and pension that felt--uh, that fell in different points of last year.
So, frankly, it was a pretty difficult, uh, comp here in the second quarter.

Uh, as I said before, EPS was 88 cents, up 16 percent from last year. And, uh, we're pretty happy with, uh, the second quarter results and--uh, and how we finished the first half of the year.
All right. Let me turn to--uh, to the segment discussion. I'm on slide five. And, uh, we'll start with fluid and metering.
So, the second quarter was really highlighted by 3 percent organic, uh, growth, uh, order growth, uh, contributing to a pretty healthy backlog as we look into the third quarter.
Um, the disappointment was organic sales growth. It was down 2 percent in the quarter, uh, although we did--uh, we knew of some pretty difficult comps coming into it, specifically in the chemical and the energy businesses, where we had some pretty large projects last year.
Um, and we've had some demand volatility in the--uh, as you look at the second quarter, uh, of this year.
Um, chemical projects that are down in 2014 as some businesses get launched and get expanded, uh, see picking back up in 2015. So, we feel comfortable with that.
Um, and as I did mention before, I was talking about the--uh, the eastern part of Europe. But, as you all know, there has been some volatility here, a lot of volatility in the Middle East. And that has impacted some businesses going into Iraq.
And so, some of that business has been pushed, we think, into--uh, into the second quarter.
Um, so, while we did have a week second quarter in terms of sales growth, um, you know, we feel very good about the second half. And let me talk about that for a second.
Number one, uh, we've had pretty solid order growth here year over year. Uh, we know we had a difficult comparison in the second quarter. Those comparisons get easier as you move into the back half of the year for FMT. Um, and the sales funnel is pretty solid.
So, as we look at the back half of the year, uh, we feel good about delivering, uh, organic growth for the back half but also for the year as a whole.

Um, operating margins were down 30 basis points for the segment. But, it was 100 percent due to the--uh, the Aegis inventory, uh, write-up.
And so, if you exclude that, margins were in great shape, uh, and, uh, basically flat year over year.
Uh, a nice, a really nice highlight for the business is the water services, um, uh, story. It's an excellent story.
Um, you know, the muni business continues to be flat there. But, this team is--uh, you know, they're taking the mantra of making your own luck to heart.
And, uh, they've done a great job in terms of taking share, new products and markets that they're entering, um, and expanding into new geographies.
So, it--you could kind of pick any lever. And they've just done a nice job of pulling those levers.
Uh, the ag business, um, you know, this is Banjo. And, you know, we call it ag, Banjo, they kind of go hand in hand.
Uh, the reality is that business is about 30 percent industrial. Uh, and, uh, about 40 percent of the overall business is--goes into the aftermarket.
That business has continued to hold up as we go to the second quarter. Uh, we do expect some level of slowdown in the back half and 2015. Uh, but, they're still doing, uh, a nice job of--uh, of executing.
We're very mindful of where farm incomes have gone, um, and, uh, what some of the large customers are saying. They're built into our plans. And we feel comfortable that we'll be, um, successful in that business.
Let me turn now to slide six. And we'll talk about health and science. Um, we had a pretty solid second quarter where the organic order growth of 5 percent, we had 1 percent organic growth. And we improved, uh, um, margins by about 40 basis points over last year.

Um, we've had consecutive orders, uh, consecutive quarters of order growth. And we feel, again, just like FMT, feel real good about what the second half looks like. Um, and we think the second half will exceed the first half in terms of growth rates.
Um, one of the--there were really two highlights in the second quarter for--uh, for HST, our industrial businesses and then optics and photonics.
And let me talk about optics and photonics first, um, very nice order rebound for that business.
Uh, life sciences, industrial, and semiconductor markets were all up, uh, very nice profitability expansion. Um, you know, the cost-out actions that we've taken are really now turning into some of the profit expansion that we expected.
Um, and--uh, and the team there, again, is doing a really nice job of executing. Um, for the balance of the year, we think the markets look good. Uh, and we continue to see, uh, um, a nice, uh, performance out of that team.
In our industrial businesses, it's really a story about new products and entrance into new markets. And, uh, our micropump and gas brands have done a very nice job on both those fronts.
And--uh, and I think, you know, for new products in particular, um, they're doing a great job of penetrating markets and taking share.
Um, uh, you know, uh, I guess one of the lowlights for the quarter, uh, scientific fluidics, after 18 months of--uh, of really strong growth, uh, we did see that slow here in the second quarter.
Um, you know, there's a very strong--there had been a very strong new product cycle and growth cycle out of that business.
And I think some inventory got built up, and we're starting to see some headwinds from that.
Um, you know, we've poked very hard to make sure that we haven't lost share. And, uh, I'm very confident that we have not.

Um, and--uh, and as I look at--if you look at the new product funnel, our customers launching, what they're launching, and where we have content per platform, uh, we feel very good about that business.
So, I think it's a--it's a short-term, uh, road bump. I do think we'll have some headwinds, uh, for a quarter or two, uh, working through that. But--uh, but, overall, that business continues to be a great business.
Um, finally, on our, uh, material processes, you all know that's a little bit longer cycle. We've had really nice order growth here for about a year.
And--uh, and that's starting to turn into sales growth. And we'll certainly see that in the back half of--uh, of the year.
All right. I'm on our final segment, diversified. And that's on--uh, slide seven, um, outstanding performance. Uh, orders and sales were up 17 percent.
And, uh, dispensing and Band-It led the way. But, also, as I'll talk about in a second, Rescue had a, uh, terrific order quarter.
Um, operating margins improved by 570 basis points, uh, a lot of volume leverage, and very, very good productivity, and also an easy comp.
Uh, we had a--uh, um, a charge last year for facility disposal, um, that we, of course, didn't have this year. But, either way, uh, a great profit execution.
Uh, the dispensing team, they've done a very nice job of filling their backlog. Uh, as you all know, um, you know, we--uh, we're coming off of that very large project that we shipped in the first quarter.
Um, but, they continue to grow across the globe. Uh, North America and Europe are, uh, performing well.
And even with the turmoil in Asia, as you know, we launched that X-Smart product. And that's been a--uh, a real winner for us, uh, in the emerging markets.

Um, and, uh, you know, we think they're going to continue to take share. Um, and they're going to have some difficult comps as we go into next year. Uh, but, at the same time, they're well positioned.
I mentioned the fire suppression group and the trailers. You know, that's really for the power industry, uh, for the nuclear industry. And they're growing that business nicely.
Uh, but, also, uh, project orders in China, they've done a nice job of moving resources from the Western part of the world to the Eastern part of the world, and they're starting to see some project order, um, uh, in that business. And we're going to continue to invest there, by the way, and really leverage our Rescue platform for that business.
Um, you know, Rescue, uh, as I mentioned, they had a very strong, uh, order growth here in the third quarter, as you--it was pretty weak, uh, last couple quarters for sales growth for Rescue.
It picked up and from an order perspective in the second quarter, and that will play itself through in the second half of the year.
Uh, Band-It, um, they just continue to execute and get it done. If you look across transportation, energy, or cable management, uh, order growth has been strong. Uh, and we expect that to pay off here, uh, into the second half of the year.
Um, so, the team's, uh, done a wonderful job. Uh, Eric Ashleman, uh, you know, who leads that business has really done, uh, a terrific job for us. And, uh, we're seeing, uh, nice profitable growth from diversified.
All right. Uh, let's move to the Q3 and to, uh, full-year '14 guidance. Uh, I'm going to start from the top of the page and, uh, it's on slide eight. And we'll just work our way down.
We think EPS for the third quarter will be 83 to 85 cents. And operating margin will be just about 20 percent. And tax rate should come in at around 30 percent for the quarter.
Uh, for the full year, as I mentioned before, we've increased our guidance. We're now guiding, uh, 3.50 to 3.55. And we think organic, uh, sales for the year will be, uh, 5 to 6 percent.

Full-year operating margin, uh, should exceed, uh, 20 percent. And then let me just give you a few other modeling items for you to build in.
Um, uh, we think tax rate's going to be 29 to 29.5 percent for the full year.
CapEx will be up. We think it'll be about 45 to 50 million for the year.
Uh, and free cash flow will still come in, we think, at 120 percent of--uh, of net income.
As always, um, any impact of acquisitions isn't factored into the guidance.
Um, but--uh, but, otherwise, uh, let me stop here. And, Jessie, I'll turn it over to you and to open it up for questions.
Operator: Thank you.
Ladies and gentlemen, at this time, we'll be conducting a question-and-answer session.
If you would like to ask a question, please press star-one on your telephone keypad.
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Our first question is coming from the line of Allison Polinak with Wells Fargo. Please proceed with your question.
Ms. Allison Polinak: Hi, guys. Good morning.
Mr. Andy Silvernail: Morning, Allison.
Ms. Allison Polinak: Um, just, Andy, you talked a lot about the organic investments. And you're clearly gaining traction. And it sounds like even, when you talked about water, you're growing well ahead of the end market there.
Is there any way--and it might be too hard to do this--to sort of say, you know, your growth is, you know, based on your initiatives, you're growing X times your end markets just globally? Is there a way to talk about that yet?

Mr. Andy Silvernail: Yeah, uh, I think so. I think, if you were to dissect it, I'm going to say that our end markets are probably in the 2 to 3 percent growth rate. And so, you know, we've laid out a goal of being 200 to 300 basis points above end-market growth.
And I think we're there to slightly a little bit better than that this year. Uh, but, some of it is really project driven.
Um, and so, you know, I want to be mindful of that. And you know, as we look at 2015, um, uh, if you look at some of the big things that we're going to comp against, um, you know, I wouldn't bake that in, right?
I wouldn't bake in, uh, we're going to be three or 400 basis points above. You know, I think that's harder to do. And we will face those comps next year.
Ms. Allison Polinak: But, I guess, net-net, you are getting traction on this organic investment, and you're pleased with how that's progressing at this point?
Mr. Andy Silvernail: I really am. I really am. I think the--uh, you know, the new products that we have--that we've, uh, been investing in, we're not getting traction yet from that.
That--those cycles are longer. I mean, when I say--I'm thinking back kind of 18 months when we started really moving a bunch of cash over. Uh, that's a little bit slower aside from X-Smart.
X-Smart is--uh, is a big one that's turned quickly. And also, uh, we've had some investments in--uh, um, in our water business that are--the new products have really gained a lot of traction.
Um, it's a lot about market penetration and really overserving our core customers, where we've driven, you know, lead times down for core customers. We've improved quality, um, and service levels.
I think we'll start to get more benefit of new product as we get into 2015 and beyond.
Ms. Allison Polinak: Great. And then I guess just looking--and we're halfway through the year. You know, as we--you know, compared to where we were, you know, begin--or the end of last year, you know, any thoughts, surprises, changes that you've noticed as we're midway through?

Mr. Andy Silvernail: Not really. I think the--uh, um, if I were going to kind of balance it off, I'd say the core global economy is a little bit better than we had modeled going into the year. I think that's true.
Uh, at the same time, I think what I'll call just the volatility issues that are happening around the world, and I'll break those into three things.
I'll break it into China, and I think the capital volatility in China is even higher than we expected it to be, um, in terms of kind of investment quarter to quarter.
And I think that's going to continue to swing. And what's happening--uh, you know, we're not politicians here, and we're not economists, but, um, we're really mindful of what's happening the Middle East and--uh, and in Eastern Europe, more than anything else about what it can do to, um, kind of the economies around the world, not so much that we have huge chunks of business, although we do have some.
And we had a pretty good sized order, uh, for the Middle East that got pushed. And we don't know if it'll happen this year or not, just given what's going on in Iraq as an example.
And while we don't have a lot of business in Russia or Ukraine, um, there is some, and we did lose some business in Russia that we expected to get that we just--the inability to ship it at this point, uh, and--uh, and then really kind of how it could affect the rest of the world.
Those are--that's how I'd even it out.
Ms. Allison Polinak: Great. Thank you.
Mr. Andy Silvernail: Thanks.
Operator: Thank you. The next question is coming from the line of Nathan Jones with Stifel. Please proceed with your question.
Mr. Nathan Jones: Uh, good morning, Andy, Heath, Mike.
Mr. Andy Silvernail: How are you, sir?

Mr. Nathan Jones: Well, thank you. Um, couple questions. I think I'll start on, uh, FSD. Um, you know, if we look at that sequentially from the first quarter to the second quarter, you had the huge, um, dispensing order shipping the first quarter. And you're almost flat in the second quarter.
Can you talk about--and I think that was, you know, surprisingly strong from my point of view.
Mr. Andy Silvernail: Yeah.
Mr. Nathan Jones: Can you talk about, um, you know, where that came from, how unexpected it was from your end, uh, and kind of what a sustainable level of revenue in that business is or in those businesses are?
Mr. Andy Silvernail: Yeah, you know, that was a pretty special quarter. There's no doubt about it. Uh, and what I mean by that is, uh, the dispensing business was marginally, uh, stronger than we thought it was going to be.
Um, but, uh, Band-It was really strong. Um, and--uh, and the fire business, uh, was--the trailer business in fire, um, we had a couple of customers who, frankly, came in early. We thought things were going to ship in the third quarter. And they asked for them in the second.
And that trailer business has been big for us. Um, and--uh, and we think it's going to continue to be a good business.
But, it's--uh, it's kind of going through a little bit of a boom cycle here, where you're seeing a lot of the nuclear facilities around the world putting in these redundant systems.
And this is a--this is really, uh, from what happened to Fukushima back--you know, what was it, 2.5 years ago now, three years ago? And that's what's happened.
So, you know, I'd say that--uh, you know, it's really, um, materially better performance at fire, uh, incrementally better performance at dispensing and strong core performance at--uh, at Band-It.
So, it was stronger than we thought it was going to be, no doubt.
Mr. Nathan Jones: Is the strength at Band-It from them continuing to find new applications or, you know, what's driving the incremental strength at Band-It right now?

Mr. Andy Silvernail: You know, it is that. Um, but, I'd also say there are two things that are helping a lot. Number one is the transportation side. We got on a number of platforms a couple of years ago.
And as you know, as you look at the transportation business, it's a lot like, frankly, our scientific fluidics business, where platforms are developed years ahead. They launch. And then they ramp.
And what we're seeing now is you're seeing some of the launch and ramp, um, in a number of those pieces of business that we won, you know, two, three years ago, frankly.
Um, and, uh, so, that's been strong. Uh, but, also, the--uh, the energy business, specifically the down-hole business, um, and cable management, those have all been, uh, strong for us.
Mr. Nathan Jones: And one more just, uh, back on FMT. You called out energy and chemical markets having experienced demand volatility due to large project delays.
Can you talk about where you think we are in that cycle of--because you're not the only ones obviously--.
Mr. Andy Silvernail: --Yeah--.
Mr. Nathan Jones: --Talking about large project delays and when you think, you know, you might start to see those released.
Mr. Andy Silvernail: Yeah, let me break those into very different things because I think the issues are 100 percent--uh, 180 degrees from each other.
Chemical is really about, you know, coming off the strength of a number of very large projects, specifically in the Middle East that are now in what I'll call ramp mode, right?
So, those programs are coming up. And they're coming into production. And so, um, you're seeing the projects there, you know, coming up. And that's really specific to our, uh, Richter business.
So, our--if you look at year over year, if you break our chemical business, uh, it's mostly Viking and--uh, and Richter just from a brand perspective.

Viking business is actually solid. Um, it's the Richter business that's more reliant on--uh, on chemical projects, specifically in the--uh, um, in the Middle East and a little bit in China.
I would say the--uh, the--that being said, if you look at kind of what's coming through the pipeline, uh, no pun intended, and you look at the Gulf Coast, that's going to start ramping up big time in next year, in 2015.
Um, I think that you'll bottom out on the project level in the Middle East, and you'll start to see some slow ramp back up, um, uh, you know, coming in.
So, I'm--I think you're going to see, uh, a really solid '15 and improving, uh, '16 as you--really driven by the U.S. investment in chemical.
So, let me stop there. Did I answer your question on chemical?
Mr. Nathan Jones: Yes.
Mr. Andy Silvernail: Okay. On the energy side, um, this is more--uh, we had, uh, a number of--uh, of pretty large projects that were ready for shipment in the Middle East, um, that have gotten pushed.
And--um, and now, when you say, "Is it pushed? Is it going to fall into the second half of the year? And should we take up a second half," honestly don't know because we have--these are chunks of business that we have, but it's a matter of the customer's ability to take them. And given what's going on there, I think that's the bigger issue.
If you actually look at the base chemical business or the base energy business, really solid. So, the book-and-turn business, not concerned at all.
Mr. Nathan Jones: That's very helpful. Thanks very much.
Mr. Andy Silvernail: Yep.
Operator: Thank you. The next question is coming from the line of Matt McConnell with Citi Research. Please proceed with your question.
Mr. Matt McConnell: Thank you. Good morning, guys.
Mr. Andy Silvernail: Morning, Matt.

Mr. Matt McConnell: Um, there certainly seemed to be more happening on the M&A side. So, I wonder, could you give us a sense of whether that's a function of improvements or changes in the environment versus maybe your development of IDEX's M&A function and, um, really just maybe give us a sense of where you've added resources over the past year or so?
Mr. Andy Silvernail: Sure. Sure. So, I think--um, let me talk about the environment just generally. Um, you know, they are--the selling--so, if you just look at the number of books, you know, that come into our office, you know, you see that, you know, radically swing, uh, from season to season, year to year.
And it's as heavy as I've seen it, um, in the last five or six years. So, um, it's--you're seeing a lot of people bringing stuff to market.
And frankly, you're seeing a lot of marginal businesses being brought to market, which, you know, really kind of talks to the strength of a sellers' market out there.
Um, and so, you know, that's gone--you know, that is up very substantially and--uh, and we're--you know, it's pretty--it's--you know, it's pretty hard for us to win an auction. Let's just be honest, right?
And it's because we tend to be much more disciplined, uh, in our overall price, uh, you know, where we'll go on price. And we tend to be, uh, you know, uh, pretty detailed when it comes to diligence, right? And so, we're not willing to open up to a lot of risk.
Um, and so, you know--uh, you know, we tend to win auctions that are right in our sweet spot. You know, that's because we really bring synergy to it, and we can create a lot of value. So, that part of the business is way up.
Starting about 18 months ago, maybe even a little bit longer than that, we started putting more resources into our platforms, so more M&A business development resources into the platforms.
And we also, um, amped up the expectation around our general managers and their responsibility, um, in M&A.

And that has improved our pipeline. So, if you look at what's in our pipeline right now that we're really excited about, it's stuff that's coming out of there.
Um, you know, there are a few auctions that we're looking at today that we like and do fit the definition I walked through before.
Um, but, uh, um, you know, the things that we're still going to get at sub-10 times, you know, EBITDA, uh, generally are going to be things that we will have been working on for years and are starting to get amped up because of the resources we've put in place.
Mr. Matt McConnell: Great. Thanks. That's very helpful.
Mr. Andy Silvernail: Yeah.
Mr. Matt McConnell: Um, and then, uh, just quickly on the higher CapEx outlook, um, I think the trend we usually see is projects flipping up to the right. But, um, I think you've increased your forecast a little bit. Um--.
Mr. Andy Silvernail: --Yep--.
Mr. Matt McConnell: --What's being prioritized there?
Mr. Andy Silvernail: You know, it's what I would call smart capital. Um, and it's, uh, principally for new products and for productivity.
Um, and when I say productivity, I don't mean just cost productivity, but also, you know, bringing lead times down.
Um, you know, uh, I've visited--I don't know--probably 30-plus sites this year, um, as--you know, as we've traveled around looking at businesses.
And we're really encouraging people as they're more deeply segmenting their product lines. Uh, we're really encouraging people to make smart capital investments in machining as an example, um, where we know we're going to get quality benefits. We know we're going to get lead time benefits.
So, you know, that--the--uh, the laser cutter I mentioned for dispensing's a great example of that.

Um, could we have managed the business without doing that? Yeah, we could've done it. But, it dropped lead times significantly. Um, it took cost down, and it improves quality.
And so, we're seeing more and more of that. And you know, um, uh, I've talked a lot about, you know, the strategic vision of this company. And one of the things that I've said is, you know, we want to be the best specialty manufacturer of how we engineer products in the world.
And to do that means you've got to have a core capability around specialty manufacturing.
And that means being willing to make investments around driving, you know, that moat, uh, around the niche. And so, we're doing more and more of that.
Mr. Matt McConnell: Great. Sounds good. Thanks very much.
Mr. Andy Silvernail: Thanks, Matt.
Operator: Thank you. Our next question is coming from the line of Matt Summerville with KeyBanc Capital Markets. Please proceed with your question.
Mr. Matt Summerville: Morning. Just, uh, a couple questions. First, on kind of the internal investments you've been making over the last year or two, Andy, have you guys looked at what your vitality index would've looked like prior to making that incremental investment and what it looks like now?
Mr. Andy Silvernail: So, I'm going to make myself unpopular with a lot of people in the world saying this. I really hate vitality indexes.
And the reason I do is that they are almost immeasurable. And you can manipulate that measurement. I've seen it in so many companies.
And so, it tends to be, uh, a self-aggrandizing, uh, measurement that never goes down. And so, we don't really look at that.
What I look at is the new product pipeline, uh, you know, business by business. And that means, you know, when you go and you sit in, you know, you go to Aegis and you go sit in Baton Rouge and you look at what's on their pipeline, what's coming out, you get a real strong sense of that. And our operators get a strong sense of that.
So, you know, and then so, that's kind of one thing we look at. And then from a real, you know, quantifiable objective, you're going to see it in the organic growth rates.
You can't--in our line of work, you can't beat the underlying markets by two or 300 basis points unless you're getting 100 basis points or more from new products.
Mr. Matt Summerville: And then just the magnitude of--I'm curious as you guys sort of forecast your Q2 with respect to FMT and HST. Uh, I guess, how much revenue, uh, in your mind did not show up in the second quarter, either because of inventory drawdown in the case of instrumentation or because of these Mideast related project delays?
Mr. Andy Silvernail: Yeah, I don't know. Heath, what do you think, somewhere between five and 10?
Mr. Heath Mitts: Between five and $10 billion. I mean, there's some very specific, um, things that we can point to that are, you know, ready to go that, uh, we either did not receive cash in advance or whatever the approval was, uh, to ship.
But, it's somewhere in that five to seven, maybe up to 10, uh, depends how you want to--uh, you want to, uh, qualify a couple of the shipments.
But, it was, you know, meaningful number. It--I would say that, uh, specifically within FMT, it would've moved us, uh, into the low-single digits of organic revenue growth.
Mr. Matt Summerville: And then just lastly, Andy, you mentioned in your prepared remarks that you guys have done quite a bit of digging around in terms of market share in HST and what's going on with your content and things like that.
I guess I'm curious as to what you can point to that gives you the confidence that there's not a market share issue, that it is in fact an inventory drawdown or end-of-life programs.
Mr. Andy Silvernail: Yes, so, you're really talking about scientific fluidics within HST.

Um, and we--you know, the nice part about where we sit in the supply chain is we have a lot of visibility to what's in development. And we have a lot of visibility to what's shipping.
So, as an example, you know, if you--we know how many units of--uh, of instruments in almost any of the major lines of business have been shipped in the quarter. And we know how much content we've sold of that in the last, um, you know, uh, few quarters.
And so, if you think of it as kind of a two- or three-quarter cycle, uh, we can estimate that pretty closely. And we look at the relationship between those two things.
And if you saw the instrument numbers going up and our numbers not moving to the same degree, we would--we'd know we're losing share, right?
I mean, we can literally track it instrument by instrument. So, that's kind of one way of doing it.
The second way is we know what programs have been in development and are in development. And we know if we win them or lose them. And so, from that perspective, I feel real good about that.
Um, I think--and actually, I don't think. I know end-market demand, uh, certainly did slow a little bit in the second quarter. And I think, you know, the folks who are out there who talk about this publicly have said so also.
Um, and--uh, and I--if I look, again, at our rates versus that and how much content we have, you can see--and also the fact that we have electronic con bonds [sp] in a lot of our customers, you can see kind of what's going on.
Mr. Matt Summerville: Great. Thanks for all that color.
Mr. Andy Silvernail: You bet.
Operator: Thank you. The next question is coming from the line of Scott Graham with Jefferies. Please proceed with your question.
Mr. Scott Graham: Hey, good morning.
Mr. Andy Silvernail: Hi, Scott.

Mr. Scott Graham: The, um, M&A, uh, commentary that you had at the top of the call, you know, you indicated, Andy, you're, you know, close to the finish line. I don't know your exact words.
But, uh, on five or six situations, is this, um, you know, sort of the Aegis type of size? What segments are maybe focused on most, um, uh, within that, you know, sort of funnel?
Mr. Andy Silvernail: It's--so, what I would say, Scott, is they're in the latter stages of development, meaning, you know, you've got--you know, uh, you're either--you're about to get to the letter of intent or you're in that range because that's kind of the stage that we're at, plus or minus.
Mr. Scott Graham: Um-hmm.
Mr. Andy Silvernail: Um, and, uh, they're--I would say all of the ones that we're looking at today are bigger than Aegis. Um, but, they're not, you know, these are not $0.5 billion things, right?
So, you know, it's one of those things where we kind of look at each other and, you know, had our staff meeting last week, and we're walking through our--you know, our acquisition funnel. You know, and we look at each other and go, "Wow. All five of these are all--they could land, or none of them could."
You know, just the nature of kind of what's going on out there. But, um--.
Mr. Scott Graham: --Um-hmm--.
Mr. Andy Silvernail: --That's kind of the range. And, uh, you know, I think we've got a shot at closing some of these this year.
At the same time, I'm not going to lie. If none of them got closed this year, it wouldn't shock me.
Mr. Scott Graham: Fair enough. When--um, the second question is about your --um, your guidance, which I know you raised in excess of what you beat, um, uh, at least street expectations by.
I'm just wondering, though, if we look at the guidance and we look at the second half of the year EPS, uh, it looks like, even at the high end of your range, uh, EPS for the third quarter, third and fourth quarter, um, you know, kind of look like sub-10 percent EPS growth.

And that would be something we haven't seen from you guys in a while. Is that--uh, are you holding something back there, Andy? Is there something that you're seeing out there that's bothering you? Is it a comp issue, all the above, none of the above? Whatever you can help, that'd be--.
Mr. Andy Silvernail: --Yeah, no, I--.
Mr. Scott Graham: --That would be my second question--.
Mr. Andy Silvernail: --I get your--it's just about 10 percent earnings growth, um, uh, for the back half of the year.
You know, we had--we have an--we had a number of very strong discrete items in the first half of this year.
Um, and so, uh, you know, if you just kind of look at, you know, uh, second half versus first half, uh, we had a number of very strong discrete items.
So, I'd say, uh, the dispensing business is a big piece of it. The trailer business in fire was very strong. And you're just not going to see those two things happen.
And also, as we look at the first part of '15, that's a reality that we're going to comp against in the first part of '15 because of some of those bigger things.
And we may fill those holes. And we may not just by the nature of the businesses. But, uh, that's really the biggest things, uh, as I look at, um, you know, for the first half, second half.
I don't know. Heath, your thoughts?
Mr. Heath Mitts: The other thing--yeah, uh, thanks, Andy. The other piece, Scott, is that, um, you know, at the high end of our range and the--obviously, the implied Q4 numbers just you can back into is somewhere between 10 and maybe creeps up to 11 percent.
Um, the fourth quarter specifically as you recall, we have--we had an anomaly in our tax rate last year, wherein, uh, we were down in 25 percent, uh, due to some very specific discrete items that were booked and favorable to IDEX in the fourth quarter of 2013 that we will not--we do not predict will recur this year.

So, uh, that in and of itself, uh, is part of the Q4 problem.
Mr. Scott Graham: Yeah, definitely, your second half last year tax rates were definitely lower as well.
Okay. That's great. Thanks a lot.
Mr. Andy Silvernail: Thanks, Scott.
Operator: Thank you. The next question is coming from the line of Charlie Brady with BMO Capital Markets. Please proceed with your question.
Mr. Charlie Brady: All right. Thanks. Good morning, guys.
Mr. Andy Silvernail: Morning, Charlie.
Mr. Charlie Brady: Let's, uh, look at the corporate--uh, the corporate expense line for a second.
Um, you know, I think, last quarter on the call, you talked about--you know, uh, it kind of bumped up in that first quarter. And the--uh, the thinking was kind of run that out, maybe slight discount from Q1 for the rest of the year.
And I would--you know, it's obviously well below 18 million this quarter. Was there something in this quarter that maybe got pushed out, and so it ought to take a bump up and we make it up in Q3 or Q4?
Mr. Heath Mitts: Charlie, this is Heath. Um, there--uh, there's a lot of things that run through that, uh, acquisition-related expenses and the timing of those things.
And as we talked about on the call in the first quarter, we did accelerate some investments, uh, for some internal systems investments. Um, some of that, uh, came in well below budget. Some of it is a little bit of a timing issue.
But, I would project that, um, if you're modeling, that you would model a little bit higher than what we ran in the second quarter. We ran a little over 15 million. I would predict it would be somewhere in that 16.5 range for the third and fourth quarter.
Mr. Charlie Brady: Okay. That's helpful. Thanks.

And, uh, Andy, I don't know if I missed it, but I don't think I heard you mention anything about Latin America. And I know it's not a huge piece to you guys, but anything going on down there for you?
Mr. Andy Silvernail: Uh, you know, not a lot. It's not a big piece of business for us. I would say the biggest stuff that we do in Latin America tends to be out of our energy business and--uh, and then Rescue and then dispensing. Those are the three places that you--we tend to have the most exposure.
Um, you know, it's--uh, it's a tough place to do business, uh, in--for most of the businesses that we're in. You know, the two largest economies, uh, Mexico and--uh, and Brazil, uh, have, you know, pretty unique issues for themselves.
Brazil is just a tough place to do business, unless you are very, very local. And we have been working that problem for a long time.
Um, but, uh, you know, it's kind of got, uh, what I'll call, uh, the first-world cost structure and the third-world problems.
Um, and so, you know, it's a tough nut to crack. Um, uh, and--uh, and comes with, uh, more risk than we like sometimes.
We still work it. Um, you know, Mexico is a good piece of business for us generally, um, but service principally out of the U.S.
Mr. Charlie Brady: Great. Okay. Thanks.
And just one more on Aegis. Do--is there--uh, is there ongoing expense, uh, related to the deal, related to the acquisition that, uh, is a headwind to margins going forward in the back half of this year?
And maybe you can just talk about Aegis in terms of some of their, uh, revenue, you know, and geographic end market. Is it all U.S.?
Um, and you know, as you look at that business, and I know it's a pretty small business kind of tucking in, but as you look at that and you look at what you guys can invest in, and you talked about building something down in Texas, you know, what kind of acceleration in growth of that business do you think you can get out of it next couple of years relative to kind of where they've been prior to your ownership?
Mr. Andy Silvernail: Heath, why don't you tackle the cost side, and I'll tackle the--.
Mr. Heath Mitts: --Okay. Um, yes, Charlie, the--uh, we incurred about, uh, 0.5 million or so in the second quarter related to the purchase price accounting activity, uh, with Aegis. And we've got another roughly 800,000 in the third quarter that's baked into our FMT thinking and our overall guidance, uh, specifically related to the asset step-ups and write-downs.
Mr. Andy Silvernail: Yeah, and on the growth side, you know, we think--uh, we think Aegis can grow very fast.
Uh, the team there, uh, has done a wonderful job of building that business. Um, they've got terrific, uh, niche products.
It's a wonderful platform to bring our Richter product line into the U.S., the highly complementary product lines going into similar industries, where we don't have as much market penetration as Aegis had.
Um, so, I think it does help us. And I think you can accelerate growth there. But, still, even if you're growing at 20 percent, you're only talking about three or $4 million top-line growth.
Now, that being said, I think that business can grow at those kind of rates. You know, that's our expectation of that business.
Um, and we--uh, you know, we've asked them to certainly accelerate some of the investments they're making. They are a very high-touch business.
And, um, if you--uh, you see where they're located in Baton Rouge, I mean, you can throw a rock and hit their customers. And, uh, um, it's a--it--that's a big piece of what their business is about.
And they service, uh, you know, the Houston region. But, they're servicing it from Baton Rouge.
And so, you know, getting--you know, right in Houston, being right next to the--to those--that next piece of the customer base will help them accelerate growth.
Mr. Charlie Brady: Right, right. Great. Thanks, guys.

Mr. Andy Silvernail: Thanks.
Operator: Thank you. The next question is coming from the line of Paul Knight with Janney Capital Markets. Please proceed with your question.
Mr. Paul Knight: Andy, you had mentioned that you want to invest in China. Why is that? I mean, I love your color there and--.
Mr. Andy Silvernail: --Yeah. Um--.
Mr. Paul Knight: --Comment on Brazil--.
Mr. Andy Silvernail: --You know, I think, uh, when I look at the Chinese market, um, you know, it's almost comical to think of how the commentary has changed in a couple years.
And my view is one of a decade or more. And the question is that, uh, should you be in those markets, uh, over the next 10 years? You know, are they going to have, uh, faster-than-global growth rates in next 10 years or not?
And I believe they are. Um, the reality is, though, is that--is, you know, costs have gone up very substantially. Um, you do have the--what I'll call just the overall political risk.
But, if I think about this, you know, uh, if you're willing to live with the volatility and you're willing to be local, um, that's a place where business is going to grow for us.
We don't have the same kind of risks that a lot of the--I'll call it the OEM businesses have where--um, where the Chinese government is fundamentally investing in, uh, taking market share, right, um, because, uh, we're not at the kind of, uh, purchase points. We're very high mix, uh, very low volume. These are difficult things to--very difficult things to manage.
Uh, they'd rather build locomotives than they would build pumps that go on locomotives, right?
And so, I feel comfortable that that will still be a business that's--uh, that's good for us, albeit at materially different growth rates than we had two or three years ago when we were growing, you know, 20, 25 percent a year.
I think it's going to be a business that grows, you know, uh, high-single to low-double digits for us.

Mr. Paul Knight: And the analytical instrument peers have indicated that, uh, bookings have approached as much as mid-upper teens in the second quarter, even though revenue was very weak to down.
When would an analytical instrument, uh, cycle on orders for them translate into revenue for you?
Mr. Andy Silvernail: Um, you can see, uh, a two-ish quarter gap depending upon how much inventory is in the channel.
So, if inventories are correct, meaning--and I'm going to say, uh, inventory from them to us, right, so the inventory between us, uh, that's sitting in--uh, in their, uh, shops.
Um, it's usually a couple-quarter, uh, cycle. That--the only difference in that is a new product launch, right? A new product launch, you're going to see us ramp actually ahead of them.
Mr. Paul Knight: Thank you very much.
Mr. Andy Silvernail: You bet.
Operator: Thank you. The next question is coming from the line of Mark Douglass with Longbow Research. Please proceed with your question.
Mr. Mark Douglass: Hi. Good morning, gentlemen.
Mr. Andy Silvernail: Hi, Mark.
Mr. Mark Douglass: Um, Andy, can you talk, uh, to--um, to ag? Uh, how relevant is it to, uh, FMT? And what kind of headwind are you looking at?
I mean, if you look at some of the, uh, equipment, equipment guys, I mean, they're talking about, you know, there's potential for double-digit decline certainly by the--.
Mr. Andy Silvernail: --Yeah--.
Mr. Mark Douglass: --End of the year.
Mr. Andy Silvernail: Yep.
Mr. Mark Douglass: Um, are you kind of seeing the same type of headwinds?

Mr. Andy Silvernail: So, let me cut it into two pieces. So, it--you know, uh, Banjo is about 4 or 5 percent of IDEX plus or minus. So, you can kind of back into it from there.
Um, the--uh, um, it's a great business for us. Uh, we grew in the second quarter. Our expectations are that actual business is going to be modestly up in the second half, very modestly up and, really, because of what you're seeing on the industrial side.
So, you know, again, about 30 percent of that business is industrial. And about 40 percent of the total business is after market.
So, and let me kind of break this into the pieces of kind of why it's relevant.
If you actually look at the ag side, I'm going to call it the ag OEM piece of the business. Um, that is clearly already suffering. There's no doubt about that.
And we expect that to be negative in the second half of the year. And we expect probably to be negative in the early part of '15. So, that.
The industrial side was really strong, uh, um, you know, very strong double-digit growth. I--and I want to say it's plus 20 percent, Heath? I mean, it's somewhere in that range.
So--um, so, that's really what made up for it. So, we are experiencing what the industry is experiencing on the ag capital equipment piece of it. There's no doubt about it, albeit somewhat offset by new products.
So, uh, Banjo, uh, they're as good as we get in our--in this company at new product development. So, you're seeing that help that a little bit.
And then also, you know, typically in this industry, when you see the OEM side go down, you actually see the after-market side expand because, you know, people--although they're not buying new sprayers, they have to--they still have got to replace them. And so--.
Mr. Mark Douglass: --Right--.
Mr. Andy Silvernail: --As older things get on the market, we tend to have a little bit higher replacement cycle.

Mr. Mark Douglass: Okay. That's very helpful. It's, um, not the one-trick-act pony.
Mr. Andy Silvernail: No, it's definitely not. And really, you know, we went through our quarterly reviews here, uh, you know, last week, week before. And as we're talking to them, you know, we're having a very honest discussion about 2015.
And--uh, and you know, their goal is to offset any declines, uh, and still get growth in 2015.
And I--you know, I love the--uh, the enthusiasm. And it's not just a hope and a prayer. You see the new product development cycle. You see the new channel development. Um, and--uh, and so, you know, they're working it.
And I also love the fact that they're not putting their head in the sand, you know, that they see--they've seen it all year.
We started talking with them in the first quarter about, um, you know, where this, uh, was going and be prepared for it.
Mr. Mark Douglass: Great. Um, when you talked about transportation and Band-It, um, is that, uh, auto, truck, you know, heavy truck, combination of both?
Mr. Andy Silvernail: It's a combination. Um, the stronger piece of the growth that we're seeing right now is really coming through, um, uh, the--some of the tier one OEMs, um, uh, because of business that we won several years ago, right?
And by the way, we're doing--you know, we're only on--we're really only on one piece of one, you know, major OEM.
And so, we're trying to get on more platforms via that--those OEMs, and we're trying to get on other platforms.
And--uh, and as you might imagine, these are for, you know, highly critical applications, you know, within, uh, auto and truck, um, that--uh, you're solving a very difficult fastening problem.
Mr. Mark Douglass: Okay. That's helpful.

And them, um, finally, on the second half growth expectations, I think you said last quarter you were thinking maybe 4 percent in the back half. It's probably closer to 5 percent now. Is that fair?
Mr. Andy Silvernail: Yeah. That right, Heath? It's just--?
Mr. Heath Mitts: --Yeah, I mean, the guidance for the year is five to six for the full year. And we're at 6 percent at the midpoint. So, you know, the math would tell you that, uh, you know, where we need to be.
Mr. Mark Douglass: Okay. Thank you.
Mr. Andy Silvernail: You bet, Mark.
Operator: Thank you. Our next question is coming from the line of Jim Giannakouros with Oppenheimer. Please proceed with your question.
Mr. Jim Giannakouros: Good morning, guys.
Mr. Andy Silvernail: Morning, Jim.
Mr. Jim Giannakouros: Um, I had thought that, uh, you previously cited, uh, the water muni market was thawing a bit. But, uh, today's comments were more about your teams just picking their spots more successfully, driving your results.
Can you, um, remind us of, uh, your--or just give us your updated thoughts on what exactly you're seeing there? Is it--uh, is it the better budget backdrop that might be, uh, improving there for the second half and into 2015, or you're just not seeing again, and it's more maintenance and some other project type of spend?
Mr. Andy Silvernail: It's definitely--so, what you are seeing is you're seeing some--a little bit of pent-up demand on the maintenance side and on what I'll call the have-tos, um, that you're still kind of, uh, required federally or locally to execute on. We are seeing some money release there.
Uh, and we're been seeing for quite a long time now the number of RFQs, um, increasing. So, there's been positive signs there for a while.

Um, you know, what I would say is, you know, really specifically, if you break our water business down, if you look at two pieces that we're seeing really nice performance on, uh, one which is the ABS side of it, uh, you know, for them, the wins have come down to the strategic choice to focus on a very specific segment of the market, where we think we're highly differentiated.
And they have aggressively moved, um, sales, marketing, and product development resources around, um, this very specific segment.
And I won't talk about it just because of the competitive nature of it any further than that. And we're seeing really nice wins out of there.
Um, and then if you look at our iPEK brand, which is based out of Austria, it's a new product development story.
Um, so, they've had--uh, they have, uh, they took a series of products that were getting--I call them aged and expensive.
And they have, um, uh, brought it down to a single platform, um, that has a better cost position, a much better margin profile, um, and --uh, and vastly superior competitive, um, uh, profile.
And they've won a lot of nice business, uh, this year with that iPEK brand. And so, that's been a--you know, that's one of the best stories within IDEX.
Mr. Jim Giannakouros: Got it. That's helpful.
And--um, and I'm sorry if I missed it. But, uh, on--uh, on the organic order growth that you're--that you saw in--uh, in FSD, um, and you cited that Rescue was particularly strong.
Can you, um, rank order I guess the drivers of that or that 17 percent number between, uh, the other sources of strength that you cited also, dispensing and Band-It?
Mr. Andy Silvernail: Yeah, Rescue is definitely number one. Um, you know, that's a pretty lumpy business.
So, if you think about that business, you end up with a lot of book-and-turn business at, uh, small municipalities around the world, right? That's kind of the base business.

And then you tend to get large orders from--um, uh, you know, from, uh, countries actually.
You know, so, you'll see, as an example, uh, last year, early last year, you saw, um, some really big chunks of business and the year before coming out of China where they won, uh, you know, large, um, uh, RFQs.
Uh, this year--this quarter, it was a very large order out of the Middle East. And so, that was--uh, that was a big piece of the--uh, of the overall win.
Um, the second thing it really comes down to--uh, to--um, uh, to Band-It, uh, you know, very, very strong, uh, order growth.
There, you wouldn't kind of put it on one thing, um, except for the auto piece that I talked about.
You know, um, but, they were strong really across their business, um, uh, so--and that's--by the way, that's a good sign.
You know, Band-It is one of our--one of the bellwethers that we look at, uh, for overall, uh, um, uh, main--stronger in the U.S., but it is global, too, but kind of what's happening in the underlying economy. So, that's a good sign there.
Um, and then I would say that, uh, um, you know, dispensing was also, uh, you know, pretty solid from--uh, from an order perspective.
Uh, from a sales perspective--um, actually from a sales perspective, it was fire. So, fire, these are orders that we got, you know, quarter or two quarters ago for the trailers.
And--uh, and that was really the strongest piece of that. Uh, and then--uh, and then dispensing, uh, still had pretty strong sales growth, right?
So, we weren't comping against, uh, a, uh, big piece of business, but a pretty nice business in there.
Jim? Operator?
Operator: Thank you. We'll move onto the next question, which is coming from the line of Joe Giordano with Cowen and Company. Please proceed with your question.
Mr. Joe Giordano: Hi, guys. Thanks for taking the call. Um--.

Mr. Andy Silvernail: --Hey, Joe--.
Mr. Joe Giordano: --Just a couple questions. Um, first, on the diversifieds, I mean, we touched on it before.
Uh, you know, last quarter, you call out the big diverse--uh, I mean, the big dispensing order. And this quarter, your strength in Rescue and, uh, things like that.
Is this kind of like--should we stop being surprised by whether it's strength in dispensing or whether it's something else? Is this kind of like a run rate that we should start thinking about for this segment?
Mr. Andy Silvernail: It's a little high. Um, and--uh, and these are--again, these are pretty discrete things, right? You can put your finger on something, you know, discrete.
And, uh, in the last two or three quarters, uh, even the last four quarters, we've had a number of these things.
But, also, it can go the other way on you. And so, you know, I--you know, I think it's--uh, it's been abnormally strong. Um, but, um, uh, this is the one part of our business that's more lumpy. And that's just--.
Mr. Joe Giordano: --Yeah--.
Mr. Andy Silvernail: --Um, and, uh, you know, we don't have a lot of lumpiness. And we've had a lot of things go our way here for the last--uh, for the last year.
Mr. Joe Giordano: Okay. Um, and maybe on Aegis, uh, you know, it gives--I know you get a little bit more visibility now into those--uh, those Gulf chemical projects as a result.
And just curious, I'm guessing most of the offerings there are more somewhat on the shorter cycle. But, what are you seeing in terms of some of the--uh, some of the longer-cycle, um, kind of products going into those facilities, even if it's not stuff that you're specifically on, but, you know, as a leading indicator to how it'd be for how the projects are moving in general and as it was--you know, leading for you guys?

Mr. Andy Silvernail: So, for there, um, the--where we would look is we kind of look in three places. We'd look at the Viking business.
Um, uh, we'd look at the new programs that are coming through Aegis and therefore kind of what we're seeing at Richter, too.
So, we've got a pretty good view on where demand's going to go. And it's going to be strong, right?
I think you're going to see, uh, a pretty strong cycle here for the foreseeable future, um, probably kicking in mostly in--as we get into next year.
Mr. Joe Giordano: Okay. Uh, yeah, uh, um, I appreciate it, guys. Thanks a lot.
Mr. Andy Silvernail: You bet, Joe.
Operator: Thank you. Our final question of the day is coming from the line of Walter Liptak with Global Hunter Securities. Please proceed with your question.
Mr. Walter Liptak: Uh, hi, thanks. Good morning, guys. I made the cut.
Um, uh, there's a question that you kind of got close to answering that I wanted to ask about, just the revenue growth.
Uh, you mentioned, you know, the organic is 6 percent year to date. Your orders were up seven. And then the, uh, organic guide is five to six. Um, you know, uh, yeah, can you just address that?
Mr. Andy Silvernail: Uh, well, uh, we got to break it into couple pieces, one, so, orders--uh, orders were up--uh, or sales were up 6 percent year to date, right? Orders were up 7 percent in the quarter. Um, so, you've got to kind of break that into--you've got to make sure we put those in the right buckets.
Um, and--uh, you know, and we think that the back half of the year kind of looks, you know, pretty similar to the first half in terms of overall, uh, sales growth in that five to six.
Mr. Walter Liptak: Okay. Um, okay. Yeah, I guess it implies a little bit of deceleration I guess. Is that on a tough comp, or is it because of FMT?

Mr. Heath Mitts: Well, uh, part of it, Walt, is that, uh, of course, you're aware that, in Q1, we had the large dispensing order that, uh, you know, had a significant impact in--on the Q1 numbers that, obviously, that big order does not recur in the second half.
Mr. Andy Silvernail: Yeah, we did, what 9 percent--?
Mr. Heath Mitts: --Yeah--.
Mr. Andy Silvernail: --Organic, uh, sales--8 percent organic sales growth in the first quarter?
Mr. Heath Mitts: So--.
Mr. Andy Silvernail: --Four in the second gets us to six.
Mr. Heath Mitts: Yeah.
Mr. Andy Silvernail: And we think that kind of levels us up out here in the back half.
Mr. Walter Liptak: Okay. Okay. Got it. And on the--uh, the FMT part of the business, um, you know, uh, wondering a little bit about how the--you get--you know, how do--how does it get communicated to IDEX when projects push to the right?
Uh, is it through distributors, or is it through EMCs and these, you know, chemical and--uh, and energy projects that have just pushed a little bit?
Mr. Andy Silvernail: Well, it kind of gets broken into a couple buckets. One is somebody is delaying the actual, uh, receipt. And that's, uh, going to be--it's been to the builders, right?
So, if it's EMC's doing it, terrific. Um, if it's being done, you know, by--uh, you know, uh, if it's more of a book-and-turn piece of business but a large piece, it may come directly from a distributor or customer.
Um, you know, the other side is people who--you know, we have--uh, we have some--a meaningful amount of cash--you know, cash in advance. And if we don't get it, we don't ship it. Um, and that's just the nature of it. So, we saw a little bit of both in the second quarter.

Mr. Walter Liptak: Okay. So, I guess the question is, uh, what's your visibility on the--you know, the tick--the pickup or the turn, you know, as these projects start getting, uh, you know, released? You know, I--you know, I guess I'm hearing you say 2015.
Mr. Andy Silvernail: Yeah, you know, it's pretty good. So, we know what's being built generally.
Um, we know what the build schedules are. And we generally know where we fall into that build schedule.
And so, hey, you can't--sometimes, you can't even pick the month. Generally, you can pick the quarter, uh, when you think it's going to happen.
Um, and when there are delays, you tend to see that pretty quickly. Um, you know, we're far enough down in the chain that we're not the first person notified. But, we're also not the first person going in. So, you know, we tend to get visibility, uh, relatively early.
You know, when we're, quote-unquote, surprised, it's where something was scheduled to ship late in the quarter.
Um, and you find out, you know--um, you know, in week two, week three, um, that somebody, as an example, isn't going to pay you. They're not going to pay in this quarter.
Uh, and so, that's where--you know, that's where we kind of get, quote-unquote, surprised.
Um, and that doesn't happen very often. But, it--you know, in those businesses where you do have some relatively large programs, and we're talking about programs that are, you know, a million to $5 million. We're not talking about programs that are, you know, 10 or 20 million.
So, you know, take it for the size that it's worth. Um, uh, you know, it's pretty unusual. But, it does happen.
Mr. Walter Liptak: Okay. Got it. Okay. Thanks for the color.
Mr. Andy Silvernail: Thanks, Walt.
Operator: Thank you. Ladies and gentlemen, we have reached the end of our question-and-answer session.

I would now like to turn the floor back over to management for any additional concluding comments.
Mr. Andy Silvernail: Jessie, thank you very much.
Hey, thank you, everybody, for joining us on the call today. Uh, obvious--uh, obviously, we're happy with our results. And we feel very, very good about how, uh, we're positioned.
Uh, and mostly, uh, I'm thrilled for the team. They've done a great job. The leaders at IDEX, all the people within IDEX have done a very, very nice job of, again, making our own luck, uh, and performing, performing for our customers and performing for--uh, for our owners, uh, but also really performing for their teammates. And I think it's--uh, it's a nice test to the culture.
So, thank you, all, very much. And, uh, we will talk to you soon. Take care.
Operator: Thank you. Ladies and gentlemen, this does conclude today's teleconference.
Thank you for your participation.
And you may disconnect your lines at this time.